Exhibit 99.1

August 17, 2015

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or “the REIT”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2015, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website at www.summithealthcarereit.com.

Quarterly Report on Form 10-Q

Our quarterly report on Form 10-Q for the quarter ending June 30, 2015 has been filed with the SEC. The full 10-Q is available on our website under the Investors tab, SEC Filings. We are pleased to report that our 2015 second quarter net income applicable to common stockholders was $541,000 (approximately 3 cents per share) which includes a $991,000 gain on the real estate contributed to the joint venture, as compared to a net loss of $881,000 (approximately 4 cents per share) in the second quarter of 2014. Additionally, our 2015 second quarter funds from operations (“FFO”) was $522,000, as compared to $(56,000) in the second quarter of 2014; and our 2015 FFO for the six months ending June 30 was $1,327,000, as compared to $(145,000) for the same period in 2014. FFO is a non-GAAP (Generally Accepted Accounting Principles) supplemental measure that is widely recognized as a measure of REIT operating performance. It is defined as net income or loss, computed in accordance with GAAP, excluding extraordinary items as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, noncontrolling interests and subsidiaries. See our quarterly report on Form 10-Q for more details on this calculation and its reconciliation with GAAP.

Joint Venture with Best Years, LLC

As reported to you in our last shareholder update letter and on our most recent Form 10-Q, on April 29, 2015 we entered into a joint venture agreement (“Joint Venture”) with Best Years, LLC (“Best Years”). We are excited about our relationship with Best Years, and returns from the Joint Venture portfolio are meeting our expectations. As the Joint Venture provides for a favorable split on cash flow (as well as capital proceeds) from the Joint Venture portfolio (we receive an increased percentage return once an initial hurdle rate is reached), we continue to work together in evaluating additional acquisitions.

Annual Meeting of Stockholders – October 28, 2015

The annual meeting of stockholders for Summit Healthcare REIT is scheduled for October 28, 2015 at 10:00 am at our corporate office in Lake Forest, California. The 2015 proxy statement is being sent to you by separate mail. As always, we ask that you promptly vote, sign and return your proxy card to us as soon as possible. This will help to reduce the overall proxy services cost to the REIT. For convenience, you can also vote by phone or on the Internet. You will be asked to vote for three nominees for the board of directors and approval of the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan (the “Plan”). Details of these items, and the different voting methodologies, can be found in the materials being sent by separate mail. The Board of Directors recommends a vote for all of the nominees and for approval of the Plan.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022
www.SummitHealthcareReit.com

Healthcare Facilities Asia Conference Participation

We are pleased to inform you that the REIT’s president, Kent Eikanas, spoke at IBC’s Healthcare Facilities Asia conference which was held June 8-11, 2015 in Singapore. He was asked to speak on the topic of “Finding the Right Partner for Healthcare Investment.” Industry professionals from around the world were present at the conference, and Mr. Eikanas was able to meet with healthcare professionals from other countries which created a significant amount of exposure for the REIT.

If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact the investor services department at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014, and quarterly reports for the periods ended March 31, 2015, and June 30. 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.